Exhibit 99.2

CASCADE CORPORATION, #11090719

First Quarter FY 2008 Earnings Conference

June 7, 2008, 2:00 p.m. PT

Chairperson: Robert Warren

Operator

Good afternoon ladies and gentlemen and thank you for standing by. Welcome to Cascade Corporation first quarter fiscal year 2008 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should require operator assistance at any time during the conference, please press star followed by zero. As a reminder, this conference is being recorded today, Thursday, June 7, 2007.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon everyone and welcome to today’s call. Andy Anderson, our CFO; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,200 employees working in 26 facilities in 15 countries. We manufacture material handling devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products which are used in nearly every worldwide application that uses lift trucks allows the lift truck to carry, position and deposit various types of loads.

We have historically provided a small portion of our products for construction vehicles such as tool carriers and skid steer loaders. Over the last 6 months we have expanded our presence in the construction sector with two acquisitions, PSM in Woodinville, Washington which we acquired in December 2006, and American Compaction Equipment in San Juan Capistrano, California which we acquired just after the end of the first quarter on May 1st.

Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar and Nissan.

Andy will now give you an overview of the first quarter.

A. Anderson	Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD.

During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements about our anticipated revenue, costs, earnings and cash flows are dependent on a number of factors that affect Cascade’s operating results and could cause our actual future results to differ materially.

Factors include, but are not limited to general economic conditions, material cost and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally and the cyclical nature of the materials handling and construction equipment industries. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2008, we are actually referring to the year ended January 31, 2008. We just completed the first quarter of fiscal 2008.

I would like to mention that we are currently segmenting our financial results and related comments into four geographic operating segments: North America, Europe, Asia Pacific and China. I’d now like to turn to the first quarter results.

Net income was $23.8 million or $1.90 per share compared to $11 million or $0.84 per share in the prior year. The overall increase in net income is primarily due to strong operating results globally and the settlement of our insurance litigation claim. Excluding the insurance litigation claim, earnings per share were $1.07 for the first quarter of fiscal 2008, an increase of 27% over the prior year. A portion of the increase can be attributed to a reduction in our outstanding shares due to our share buy back program over the last three quarters, but even after factoring that into the equation, this was a record quarter for our company.

Consolidated net sales were $135 million, an increase of 15% compared to net sales of $117.8 million in the prior year. Adjusting for currency changes,

net sales increased 12% including sales from acquired companies.

The gross profit percentage was 32% versus 31% a year ago. In the current year we continue to see the benefit of our China expansion, both in terms of lower production costs and sourcing of certain raw materials and components from within China.

Consolidated SG&A expenses were $21.1 million in the first quarter. Excluding currency changes, costs increased 3% due to additional SG&A from the acquisition of PSM.

Our effective tax rate of 35% is consistent with the prior year.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Excluding the impact of our PSM acquisition, sales in North America were down 1% over the prior year. The gross profit percentage of 39% in North America was the same as the prior year. SG&A costs in North America increased by 6% over the first quarter of fiscal 2007 due to additional SG&A costs related to the PSM acquisition.

Net sales in Europe were up 25%. Excluding currency changes, net sales increased 16%. The European lift truck market continued to be very strong through the first quarter which is the primary factor contributing to the increase.

Gross profit percentage in Europe was 18% compared to 16% in the previous year, due primarily to better overhead cost absorption and improved manufacturing efficiencies. SG&A costs in Europe decreased 3% excluding currency changes compared to the prior year, due primarily to lower warranty and general costs.

In the Asia Pacific region, net sales increased 22% excluding currency changes. Higher sales in Korea and Japan were the primary contributors to the increase. Gross profit of 26% was up from 25% in the prior year. The improvement is primarily the result of lower cost products being sourced from our facilities in China.

SG&A in the Asia Pacific region was down 2% excluding currency changes. The decrease was due primarily to lower general costs.

In China, our net sales increased 24% compared to the prior year excluding currency changes. This increase is due to a continuing strong Chinese lift truck market. Gross profit in the first quarter of 44% was up from 39% in the prior year. The improved gross profit reflects the benefit of our China expansion both in terms of lower production costs due to process improvements and additional sourcing of certain raw materials and components from within China. Although our gross profit percentage will start to decline somewhat as we begin shipping much higher volumes of OEM products from our two new factories, our overall gross profit contribution will increase.

SG&A in China increased 35% excluding currency changes in the first quarter of fiscal 2008 due to additional costs related to the development of infrastructure to support the expansion of our Chinese operation.

Turning to the balance sheet, our cash totaled $34.6 million as of April 30, 2007 compared to $36.6 million as of January 31, 2007.

Debt, including long term debt and notes payable to banks of $54.7 million at April 30, 2007, was up $51.1 million at January 31, 2007.

Capital expenditures were $5.2 million and depreciation expense was $3.5 million for the first quarter. We expect total capital expenditures for the year to be approximately $20 to $22 million.

Our share repurchase program has continued through the first quarter of fiscal 2008. Through April 30, 2007 we have purchased 1.1 million shares for $61 million. We have approximately $19 million left on our original share repurchase plan. I would anticipate completing this program this fiscal year.

I would now like to turn the call back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. Currently the lift truck market is the only direct economic or industrial indicator we have available for our geographic markets. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

North American lift truck industry shipments decreased 8% during the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007. Based on lift truck industry projections, we believe the North American lift truck market will continue at this level through fiscal 2008. While the lift truck market has shown a decline in shipments in the first quarter, our business has remained at approximately the same level as the prior year.

Lift truck industry shipments in the European market were up 23% compared to the same level last year. We anticipate consistent growth in the European market for fiscal 2008.

Lift truck shipments in the Asia Pacific region were up 2% in the first quarter of fiscal 2008. We anticipate continued growth in this market for the remainder of fiscal 2008.

China’s lift truck market was up 23% compared to last year. We expect growth in this market to continue to be very strong for the remainder of the year.

I would now like to spend a few minutes on a couple of additional topics. As I noted in our year end conference call, we reached a settlement of the last remaining insurance claim related to the recovery of environmental remediation and related expenses. During the first quarter we received the settlement payment which net of expenses resulted in a gain of $16 million. This concludes all litigation against our insurance companies with regard to environmental matters.

We are very pleased with the performance of our construction attachment acquisitions and are continuing to evaluate opportunities to expand this business both through organic growth and additional acquisitions. This includes being in the early planning stages of expansion into China.

I recently attended the grand opening of our new fork manufacturing facility in Hebei. This new facility, along with the new fork manufacturing facility in Xiamen, will provide us with additional capacity to fulfill the global sourcing needs of our customers. I’m very pleased with the progress we are making on our China expansion program.

At our recent Board meeting, the company’s Board of Directors declared a dividend of $0.18 per share, an increase of 13% over prior dividend levels.

On a final note, I would like to extend my appreciation to Terry Cathey, our Chief Operating Officer, who will be retiring on June 30th for the contribution he has made to Cascade over the past 35 years. Terry has been instrumental in leading our efforts in developing our current manufacturing practices and capabilities that are one of our primary competitive strengths. I wish Terry a long and well deserved retirement.

I’m pleased to announce the appointment of Frank Altenhofen as Vice President Americas. Frank spent 18 years with Cascade from 1983 to 1999 in various engineering and manufacturing positions. Since 1999 Frank was the Director of Operations and then President of a privately held medical device company. We are excited to have Frank rejoin the Cascade team. He will be responsible for all North American operations and sales activities in North and South America.

For those of you who have worked with us in the past, remember we have a long standing policy of not making forward financial projections. This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you sir. Ladies and gentlemen, at this time we will begin our question and answer session. If you do have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers.

Our first question is from Joe Giamichael from Rodman & Renshaw. Please go ahead.

J. Giamichael	Good afternoon. Congratulations on the quarter.

R. Warren	Thanks Joe.

J. Giamichael

I just want to check some numbers with you. Lift truck related sales decreased 1% in the quarter for North America so given the $4.8 million increase, you could say the PSM contribution was approximately about $5.5 million. Is that correct?

A. Anderson	That’s correct.

J. Giamichael

Okay and just on an operating basis I know you’ve had some additional SG&A as a result of the acquisitions, but just on a gross line can you give us some sort of guidance as to what sort of margins PSM products are contributing?

A. Anderson

Joe, we’re actually not giving ... we’re not segmenting any parts of our geographical segment, but I think if you just walk down the North American line you’ll see that the margins all the way down are remaining consistent so I would use that as the guideline.

J. Giamichael	Okay, that’s fine. And North American shipments are down 8% yet your revenues only fell by 1%. How much of this is pricing versus volume and who can you be taking share from at this point?

B. Warren

That’s an interesting question. We’ve debated that a number of times. Very little of that is pricing, if any. Some pricing has gone into that to recover some steel, but mostly we’re actually thinking this is a slight deviation from the correlation of industry numbers. This is the first quarter of most S&P 500 companies, a lot of them buy our product for their capital year. I think we’re just ... there’s not that much market share. We probably picked up some, but I would have a hard time saying that that difference of 7% to what the industry did in North America was market share.

J. Giamichael	Got it. And the bookings give you the indication that this is the volume levels you can expect to see for the balance of the year?

B. Warren	So far that’s what we’re seeing, definitely.

J. Giamichael

Okay, great. And then I just want to touch on Europe briefly. I know it’s been sort of a thorn in your paw for a while and you’ve made a lot of changes. This quarter contributed a million dollars on the operating line which is a huge improvement. In your opinion is this fixed or is this profitability sustainable?

B. Warren

That certainly is the $100 million question. I would have to say that we feel good about what we did earn. We thought we could probably improve on that from the quarter. We do have a lot of changes in place in product and people and a lot of our processes and plants, but I would like to caution that European summers tend to be fairly vacant in the business sector. There’s a lot of vacation that takes place so our second quarter, which takes in a lot of that vacation time in Europe, tends to be our weakest quarter in Europe.

A. Anderson	Just to add one note of caution on that, Joe. The European vacation of June, July, August actually spans our second and third quarter so we get some vacation impact in both quarters.

J. Giamichael

Understood. Just a couple more questions then I’ll get out of the way here. The China operations have begun to feed the product into Asia Pacific. That’s helped push margin up there. Can we expect to see China exporting to Europe any time in the near future?

R. Warren

Certainly we are planning to. The Xiamen fork facility is actually dedicated towards our European market. We have a world fork plan that we are moving into with a number of our major OEM European customers for a China source on a lot of the basic size forks with a redundancy in Europe for assured deliveries.

J. Giamichael	Got it. So you’ll continue to pull cost out of the European facilities and deliver the low cost product from China?

R. Warren	Correct.

J. Giamichael

And you generated about $18 million in free cash this quarter and you leave only $19 million on the repurchase. Even if that were done today you’d have a pretty modest net debt position. What’s a target debt to total cap structure in your mind?

R. Warren

We’ve never had one. That’s not a position the Board is comfortable stating. I’d say we just don’t have one. Right now obviously the $80 million that the Board authorized last year was one of the biggest returns of capital that the company has come up with and it’s still pretty much neutral on our debt which proves that our cash flow is taking care of our acquisition and the stock buy back so we’re still reasonably conservatively positioned on our balance sheet.

J. Giamichael	Great job. Congratulations. I’ll jump back in the queue.

Operator	Our next question comes from Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner	Good afternoon.

R. Warren	Hi, Arnie.

A. Ursaner

Joe asked most of the good questions. A couple questions I have in the way of follow up. I just wanted to start with North America. I just want to be very clear on exactly what you said, Bob, if you don’t mind. I think what you said specifically on North America is you expect it to stay at this level for the balance of the year. Were you implying down 8% for the rest of the year or at the actual current dollar level?

R. Warren	I’m actually ... for the lift truck shipments, that is the projection from the industry for the balance of the year which would be about 8% down from last year in truck shipments.

A. Ursaner	Okay. Again your view on Europe is consistent with the 23% growth we saw in the first quarter?

R. Warren

So far everything, the numbers we’ve seen so far and heard from the major OEMs in Europe is that they’re anticipating a continued level of about this level. That is a higher level in the Eastern emerging European countries and a slightly lower rate in Western Europe, but everybody’s anticipating it will continue at this level.

A. Ursaner

Volvo was on the tape earlier today in the construction equipment which is obviously a slightly different market than you’re in, but basically saying they’re seeing unprecedented demand in Europe, specifically highlighting Eastern Europe and Russia and several other companies, Komatsu, Caterpillar and others were also cited again discussing unprecedented demand.

I just want to focus a little bit more on Europe. It’s been a key part of your story that frankly over the last few years has under-performed. Taking a step back, if we do see this kind of demand with the industry consolidation that we’ve had in Europe and maybe even having some competitors get taken out, where do you see your margins getting to in Europe? Perhaps if you don’t want to make a specific projection, can you get to levels of operating margin two-thirds of the U.S.? Can you get to the U.S. level? What is your view over the next 18 months of where margins could get to in Europe particularly with the actions you’re taking in China?

R. Warren

Staying on the lift truck industry which I think Volvo being over construction, but staying on the consolidation we’ve seen, there still hasn’t been a great deal of consolidation on the lift truck OEM side in Europe. As you saw, Goldman Sachs and KKR bought out the largest lift truck manufacturer, Linde, Kion, which is making some changes there in their cost drives for paying down some of that debt.

Still for us, most of our worldwide competitors are in Europe. There are now two other main competitors in the attachment side of the business, now three competitors in the fork business. I would say that we are seeing some opportunities for a profit both from the market consolidation and our improved operating results with higher levels of business on the attachment side of the business.

On the fork side of the business it’s really unknown how the additional capacity we’re bringing into the market for our OEMs. Bolzoni has brought on a new line of equipment, so has one of the German manufacturers so there’s a lot of new fork capacity coming in to satisfy this upswing in the market. We’re not too sure really what that’s going to look like. I expect there’s going to be some fairly competitive response to some of this.

A. Anderson

Arnie, just a direct answer on your question. I would not foresee a material change in gross margins in the 18 month span that you’re referencing here. We believe long term that there will be a significant increase in margins, but I don’t think ... We’ve had one good quarter. Now we’re entering the months we’re bringing on some new initiatives from China and so forth. I just don’t think that we’re going to see a really significant change in gross margins in that period.

A. Ursaner

Okay. One final question from me, if I can. On capital spending, you mentioned $5.2 million so far and you expect $20 to $22 million for the year, but I thought the majority of your capital spending this year would be for the China facilities and yet if I heard Bob right, it sounds like they’re pretty far along. Can you help me understand those two points?

A. Anderson

We have at least $3 million left for the China facility and perhaps a little more. We’ve got an initiative in Europe to serve on a just-in-time basis a major OEM which is going to require about $1.5 million capital which is yet to be spent. If you back those two down, you’re at about 15 give or take which is a little bit above our depreciation. There’s a couple of other smaller capital items in there, but those are the two that are running at above depreciation.

A. Ursaner

Okay. If I may ask one more. Linde I know you mentioned it’s been an opportunity for you. Just remind us again had you been doing business generally with Linde before this merger and are you in fact now doing business with them?

R. Warren

We were their main fork supplier before this merger. Certainly with Bolzoni coming into the fork production, they were potentially threatening that because they were the carriage supplier to Linde so we did all their fork business. One of our competitors did most of their carriage business, their attachment business. Part of our world fork program has we believe effectively cured the longer term position we have in forks and opened an opportunity for I think further business on the attachment side of the business.

A. Ursaner	Okay. Thank you very much.

Operator	Our next question is from Frank Magdlen with the Robins Group. Please go ahead.

F. Magdlen	Good afternoon. Congratulations on a record quarter.

R. Warren	Thanks Frank.

F. Magdlen

A couple questions on China. When you get finished with your capacity additions, what could we expect in the way of revenues from China? What will you be able to generate out those factories now or going forward?

A. Anderson	Unfortunately, Frank, we don’t give those kind of forward projections.

F. Magdlen	I’m not asking you how much you’re going to sell. I’m just asking, Andy, trying to get a feel for how big are these expansions relative to the numbers we’ve seen in the past.

A. Anderson	The reason that’s difficult to answer is a good half of that is internal transfer and I don’t think I can give you very good guidance on that number what it will be in consolidated net sales increase.

F. Magdlen	But it is part of your world fork plan in say the world side shift product coming out of China and going into ...

R. Warren	It represents about 240,000 forks more capacity that’s coming on line.

F. Magdlen	The increment’s 240?

A. Anderson	That’s correct.

R. Warren	With opportunities to expand that to additional lines very quickly if we need it.

F. Magdlen	The 240 is how many lines then?

R. Warren	That’s two lines right now. The new line that’s in the plant in Xiamen which is dedicated towards Europe and the new plant that’s up in Hebei which is dedicated to China, Southeast Asia and Japan.

A. Anderson	And I’d caution you, Frank, we won’t reach that 240 this year. They’re ramping.

F. Magdlen	No, I understand that. I’m just trying to get as I say an understanding for how large or how much product you could generate if the demand were there.

The second question and you bring it up in your release, is the warranty costs are down I guess primarily in Europe. How significant was that or has that been?

T. Cathey	It was a significant drop in warranty in Europe.

F. Magdlen	And that’s ... so we get the effects of that for two or three more quarters and then we’re ...

A. Anderson	That’s sustainable, yes.

F. Magdlen

Alright. And then, Bob, on the last call you’d mentioned a little caution about steel prices being maybe a bit stronger than what you would like. Do you have any comments on where you are in raw material costs now?

R. Warren

Steel certainly we’re still seeing upward pressure. We have our largest single steel source for our rolled bars. Fork is coming out of Manitoba so we have both a material increase and an FX increase with the Canadian dollar coming into our facility for our high volume OEM product in Ohio which is going to have some downward pressure on our margin there. But we believe we have control of that right now and what we project in our margin.

F. Magdlen	Alright. Thank you very much and again congratulations on a great quarter.

Management	Thanks Frank.

Operator	Our next question comes from JB Groh with DA Davidson. Please go ahead.

JB Groh	Hi guys.

R. Warren	How you doing?

JB Groh

I’m good. I had a question on the balance sheet. I noticed the receivables number was up a little bit and I just want to clarify. You guys have already received the cash for the insurance settlement, correct?

A. Anderson	That’s correct.

JB Groh	Then what is the cause of the big jump in receivables from the year end balance sheet? Is that all acquisition or what else is going on there?

A. Anderson

There’s a whole bunch of things going on there, moving parts to that one, JB. One of them is foreign exchange. A big chunk of that is foreign exchange. I think $2.5 million or $3 million of that at a minimum is just due to pure foreign exchange translation. Our receivables have actually gone up in China for some reasons we’re not concerned about, but they have gone up and that’s also measured against the fourth quarter of last year, not measured against the first quarter of last year and so a fair chunk of that, I think somewhere around 17%, 16%, is just due to an increase in sales on a quarter, on a ...

JB Groh	Year-over-year, right ...

A. Anderson	Not year-over-year, but on a ...

JB Groh	Sequential, okay ...

A. Anderson	Sequential is the word I’m looking for.

JB Groh	Okay. And then when you acquired ACE you said $8 to $10 million next year. By that did you mean fiscal ‘09 or is that an addition to fiscal ‘08?

A. Anderson	It’s actually an addition to fiscal ‘08 beginning May 1st, beginning with this second quarter.

JB Groh	So that $8 to $10 million is for three quarters?

A. Anderson	No, divide that by four.

JB Groh

Okay, so it’s an $8 to $10 million annual run rate. Okay. And maybe, Bob, you could comment on the acquisition. What are you looking at on the acquisition front? Are we going to see ... are you looking at deals that are similar in size to PSM or ACE and maybe talk about valuations, how you’ve seen that trending.

R. Warren

We don’t normally talk about that. I’d rather not deal with that because they run a whole gamut of conversations in size. We are interested in moving ... As you can see, we have a concentration on the West Coast here where we’ve gotten our start. We would like to be able to move East, either organically with our existing facilities or through an acquisition which we are having some discussions. And then we’re quite interested in how we can get this process started in China which would probably be through our own organic growth with our operating team out of Xiamen.

JB Groh	So in other words the acquisition pipeline’s still fairly active?

R. Warren	There’s a lot of discussions going on, yeah.

JB Groh	Okay, thanks. That’s all I have.

A. Anderson

In terms of valuations, JB, it’s hard to peg multiples because as you probably know very well, it’s a fervent market out there at the moment, but one of our very strong criteria is that anything that we acquire will be able to support its full capital cost from its free cash flow.

JB Groh	Certainly these first two look pretty good. Congratulations.

Management	Thanks.

Operator	Our next question comes from Trey Snow with Priority Capital. Please go ahead.

T. Snow

Good afternoon. I had a question about Europe. I read recently that JCB was going to build what appeared to be a significant lift truck and construction equipment attachment plant in the U.K. to serve I presume that market and some of Europe. My question is in an already competitive market, do you think that’s going to have any disruptive effect there?

R. Warren

I also read that. I would have to say that that is primarily on their construction equipment division which is their skid steers and their tele-handlers. I have yet to see them actually make a lift truck attachment. We pretty much supply most of their lift truck attachments and even some for the tele-handlers.

T. Snow	Okay, so maybe not a big deal then?

A. Anderson	JCB actually doesn’t make lift trucks.

T. Snow	No, but I didn’t know if they had been in the attachment business at all for a while.

A. Anderson	They have been.

R. Warren

They make a lot of their own buckets for their skid steers and some of their other products. I read that too and saw they referenced their lift truck which is really this tele-handler they have, but it’s a very small portion of their attachment business.

T. Snow	Okay. Alright, great. Thank you, guys.

Operator	Our next question comes from James Bank with Sidoti & Company. Please go ahead.

J. Bank	Good afternoon.

R. Warren	Good afternoon.

J. Bank

Andy, this was something that caught my ear in your prepared remarks. Coming from China when your Xiamen facility begins to ship forks to Europe, it seemed like you were alluding to the fact that we weren’t going to see the same amount of expansion in China margins as we saw in the first quarter here or did I completely mis-hear that?

A. Anderson	You have that right.

J. Bank	Okay, so that’ll show up in the China COGs and not the European COGs?

A. Anderson	Yeah. The total gross margin contribution will go up. It’s just the percentage will not because OEM product and also intercompany transfer product is sold at lower margins.

J. Bank

Okay, terrific. Now I almost hate to ask you guys this question. I certainly don’t want to take away from the incredible success you’ve just shown. But with the North American market seemingly cycling lower here and the fact that it had contributed roughly 84% to your op income in the quarter, does this concern you at all for the year and potentially next year?

R. Warren

Certainly it’s got our attention, any market that contributes that much to our operating income. It’s trying to get a sense on if it’s at this level. As you can see, I think we can operate very well at this level. What’s their longer term prognosis for next year? They seem confident that they can keep this level. Obviously if they go into a steeper recession, that will affect us.

J. Bank	Okay, fair enough. And on Europe just a very quick clarification. I think you said you expected to maintain a type of booking level that we saw. I think it was at 23% in the shipment levels is what industry’s suggesting. Do you think it’ll be at that double digit 20% plus level for the year in Europe?

A. Anderson	Year-on-year when you compare. It’s not going to compound at 23% a quarter. I think what we mean by that is if you compare it year-on-year that we expect it to continue at about that level.

J. Bank	Right, and it was up in the back half of last year so I understand that. That’s all I have. Thank you very much.

R. Warren	Thank you.

Operator	Mr. Warren, at this time I have no further questions.

R. Warren	Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator	Thank you. Ladies and gentlemen, this concludes the Cascade Corporation first quarter earnings conference call.